[Logo of CBRL Group, Inc.]

Contact:

Lawrence E. White

Senior Vice President/

Finance and Chief Financial Officer

CBRL GROUP, INC. REPORTS SALES TRENDS AND REAFFIRMS EARNINGS GUIDANCE FOR THE THIRD QUARTER OF FISCAL 2004

LEBANON, Tenn. (March 18, 2004) -- CBRL Group, Inc. (the “Company”) (NASDAQ: CBRL) today reported quarter-to-date sales and reaffirmed its earnings guidance for the third fiscal quarter of 2004.

The Company reported that quarter-to-date comparable store restaurant sales in its Cracker Barrel Old Country Store® (“Cracker Barrel”) units are up approximately 5.5% from last year, with approximately 2-2.5% higher average check, including approximately 1.7% of higher menu pricing.  Cracker Barrel quarter-to-date comparable store retail sales are up approximately 6.5-7%. Quarter-to-date comparable restaurant sales in the Company’s Logan’s Roadhouse® units are up approximately 7.5-8%, including approximately 6-6.5% higher guest traffic.

The Company also reported that, as previously announced, it has resumed repurchasing shares of its common stock.  Thus far in the third fiscal quarter it has repurchased approximately 1,068,000 shares for approximately $41.4 million, and it has approximately 1,142,000 shares remaining under previously announced repurchase authorizations.

The Company urges caution in considering its current trends and the earnings guidance disclosed in this press release.  The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release.  The Company disclaims any obligation to update disclosed information on trends or targets other than in its periodic filings on Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission.

The Company reaffirmed its earnings guidance for the third fiscal quarter of 2004, which ends on April 30, 2004.  The Company experienced lower retail sales trends since its most recent sales update related to delayed availability of certain retail merchandise, offset primarily by lower than previously expected general and administrative expenses. The Company continues to expect a percentage increase in diluted net income per share up to the mid-teens in the third quarter over $0.46 in the year-ago quarter.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 492 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 104 company-operated and 18 franchised Logan’s Roadhouse restaurants in 17 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: commodity, workers’ compensation, group health and utility cost changes; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise; the effects of plans intended to improve operational execution and performance; competitive marketing and operational initiatives; the actual results and costs of pending or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; the effects of uncertain consumer confidence or general or regional economic weakness on sales and customer travel activity; practical or psychological effects of terrorist acts or war and military or government responses; consumer behavior based on concerns over nutritional or safety aspects of the Company’s products or restaurant food in general; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the ability of and cost to the Company to recruit, train, and retain qualified restaurant hourly and management employees; potential disruptions to the company's restaurant or retail supply chain; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; the availability and cost of acceptable sites for development and the Company’s ability to identify such sites; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting accounting, tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; changes in accounting principles generally accepted in the United States of America or changes in capital market conditions that could affect valuations of restaurant companies in general or the Company’s goodwill in particular; increases in construction costs;  changes in interest rates affecting the Company’s financing costs; and other factors described from time to time in the Company’s filings with the SEC, press releases, and other communications.

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